Exhibit 23.1

                  [Letterhead of CARLIN, CHARRON & ROSEN, LLP.]



We consent to the use in this Form SB-2 pertaining to the LocatePLUS Holdings Corporation sale of up to 31,000,000 shares of Class A voting common stock by certain stockholders and resulting Equity Line of Credit entered into with Dutchess Private Equities Fund, L.P., of our report dated March 24, 2003 relating to the consolidated financial statements of LocatePLUS Holdings Corporation for the year ended December 31, 2002, which appear in such Form SB-2. We also consent to the reference to us under the heading "Experts" in such Form SB-2.



CARLIN,  CHARRON  &  ROSEN,  LLP.
Worcester,  Massachusetts

June  5,  2003

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